EXHIBIT 99.1
HOLLYWOOD MEDIA CORP. ANNOUNCES SHARE REPURCHASE PROGRAM
Company also Announces Cost-Cutting Initiatives
(Boca Raton, FL — October 1, 2007) — Hollywood Media Corp. (NasdaqGM: HOLL), a leading provider of news, information and ticketing covering the entertainment and media industries, today announced that its Board of Directors has authorized a stock repurchase program under which Hollywood Media Corp. may use up to $10 million of its cash to repurchase shares of its outstanding common stock. As of June 30, 2007, Hollywood Media’s cash and cash equivalents were approximately $12.6 million, following the full repayment in May 2007 of $7 million principal amount of the Company’s senior unsecured notes. Hollywood Media has subsequently received cash proceeds of $23 million from the sale of its Source business on August 24, 2007 (with net cash proceeds from such sale of approximately $20 million after deducting estimated taxes and certain other related expenses), and also received a cash payment of approximately $2.9 million in September 2007 in payment of a portion of the purchase price for last year’s sale of the Baseline StudioSystems business which had been held in escrow under the terms of the sale.
The Company also today announced further steps towards reducing costs and improving efficiencies. Mitchell Rubenstein, Hollywood Media’s Chief Executive Officer and Chairperson of the Board, and Laurie S. Silvers, Hollywood Media’s President and Vice-Chairperson, have decided to forgo their salaries for the remainder of 2007 and will not accept any annual bonus for the year. The Company is also in the process of retaining a consultant to advise management on cost savings opportunities, with a focus on reducing corporate-level general and administrative expenses given the recent sale of two of the Company’s businesses.
Mitchell Rubenstein commented, “We believe that the repurchase authorization announced today is a prudent deployment of the Company’s cash and demonstrates our continuing commitment to enhancing shareholder value. Laurie and I also have made our own personal commitment to the cost-savings initiative and are confident in the Company’s strategy, assets and potential.”
The Company also announced that it has decided to temporarily suspend its formal strategic review process. Nevertheless, going forward the Company’s Board of Directors and management will continue to explore opportunities for generating returns for the Company’s shareholders.
Pursuant to the repurchase program the Company intends to purchase shares of its common stock from time to time on the open market or in negotiated transactions. The purchases are to be funded from available cash and cash equivalents, and the timing and amount of any shares repurchased will be determined by Hollywood Media’s management based on its evaluation of financial and market conditions, legal requirements and other factors. The repurchase program may be suspended or discontinued at any time and there is no guarantee as to the number of shares or the amount of cash to be utilized for repurchases. Repurchased shares will become authorized but unissued shares of the Company’s common stock.

HOLLYWOOD MEDIA CORP. ANNOUNCES SHARE REPURCHASE PROGRAM

About Hollywood Media Corp.
Hollywood Media Corp. is a leading provider of news, information and ticketing covering the entertainment and media industries. Hollywood Media’s businesses include: its Broadway Ticketing division including Broadway.com, 1-800-Broadway, Theatre Direct International, and London-based Theatre.com; and its Ad Sales division including Hollywood.com and the U.K.-based CinemasOnline. Other Hollywood Media businesses include Hollywood.com Television, a free VOD cable TV network, and Hollywood Media’s minority interest in MovieTickets.com.
Note on Forward-Looking Statements
Statements in this press release may be “forward-looking statements” within the meaning of federal securities laws. The matters discussed herein that are forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous potential risks and uncertainties, including, but not limited to, the need to manage our growth and integrate new businesses, our ability to realize anticipated revenues, cost efficiencies and sources of capital, the impact of potential future dispositions or other strategic transactions by Hollywood Media, our ability to develop and maintain strategic relationships, our ability to compete with other media, data and internet companies, technology risks, the volatility of our stock price, and other risks and factors described in Hollywood Media Corp.’s filings with the Securities and Exchange Commission including our Form 10-K for 2006. Such forward-looking statements speak only as of the date on which they are made.
Contact:
Investor Relations Department
Hollywood Media Corp.
L. Melheim
ir@boca.hollywood.com
561-998-8000